Exhibit 99.1

2320 NW 66TH COURT

GAINESVILLE, FL 32653

352-377-1140

FAX 352-378-2617

News Release

FOR IMMEDIATE RELEASE:

Exactech Q2 Net Income Up 36%. EPS $0.14 Diluted.

Revenue Up 19% To $17.8 Million.

Six Months Net Income Up 34%, Revenue Up 24%

Gainesville, FL, July 23, 2003 — Exactech, Inc. (Nasdaq: EXAC) announced today that net income for the second quarter of 2003 increased 36% to $1.6 million or $0.15 basic EPS and $0.14 diluted EPS compared to net income of $1.2 million or $0.11 basic and diluted EPS in the second quarter of 2002. Revenue for the second quarter of 2003 grew 19% to $17.8 million from $15.0 million in the second quarter of 2002. U.S. sales were up 14% to $14.3 million from $12.5 million in the comparable quarter in 2002. International sales increased 41% to $3.5 million in the second quarter of 2003 compared with $2.5 million a year ago.

For the six months ended June 30, 2003, net income increased 34% to $3.2 million or $0.29 basic and $0.28 diluted EPS compared to $2.4 million or $0.22 basic and diluted EPS in the first six months of 2002. Revenue was $35.8 million, an increase of 24% over $28.7 million in revenue in the first six months of 2002.

Exactech Chairman and CEO Bill Petty said, “Sales of our knee implant product lines drove our revenue growth in the quarter. Revenue from sales of knee product lines increased 22% to $10.5 million for the quarter compared with $8.6 million in the comparable quarter of 2002. Hip product sales increased slightly to $3.85 million from $3.83 million in the second quarter of 2002, due to the significant increases we experienced in the second quarter of 2002 from the full integration of the Link product lines into our distribution network. The 41% growth in international sales was primarily due to increasing penetration in Europe and Latin America.”

Petty said, “Revenue from tissue distribution improved 49% to $2.3 million for the quarter, compared with $1.5 million in the second quarter a year ago. On a six month basis, tissue services revenue increased 51% to $4.5 million compared to $3.0 million in the first six months of 2002.”

Chief Financial Officer Jody Phillips said, “We are pleased with the 36% improvement in net income for the quarter and the reduction in operating expenses percentage. Operating expenses in the quarter decreased as a percentage of sales to 53% compared to 55% in the same quarter of 2002. Sales and marketing expenses were up 11% to $5.2 million for the quarter largely due to variable costs associated with sales revenue growth. R&D spending increased 26% to $887,000 reflecting expanded product development efforts to develop new technologies in all product lines, especially those for hip arthroplasty. For the quarter, gross margin decreased to 66% from 68% in the comparable quarter of 2002, due to strong international sales and an increase in domestic tissue distribution, both of which carry lower margins. “

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Exactech, Inc.

Exactech currently anticipates revenue for the year 2003 of $69 million to $75 million. The company anticipates diluted earnings per share for the year 2003 in the range of $0.56 to $0.59. For the third quarter ending September 30, 2003, the company targets revenue in the range of $16 million to $18 million and diluted earnings per share in the range of $0.13 to $0.14. The foregoing statements regarding targets for the quarter and the year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and in 25 countries in Europe, Asia, Australia and Latin America.

A copy of the financial statements is attached.

The company has scheduled a conference call on July 24 at 10:00 am EDT. To participate in this call, please telephone
(800) 340-5256 any time after 9:55 a.m. on July 24th. International callers should dial (706) 634-1142. A live and archived webcast will be available at http://www.firstcallevents.com/service/ajwz384595538gf12.html.

An investment profile on Exactech may be found on the website www.hawkassociates.com/exactech/profile.htm

Additional information about Exactech, Inc. can be found on the website www.exac.com. An online virtual investor kit containing Exactech press releases, SEC filings, current price quotes, stock charts and other useful information for investors can be found on the Hawk Associates website www.hawkassociates.com Investors may also contact Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383. Email: info@hawkassociates.com

This release contains various forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

EXACTECH, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(Unaudited)

ASSETS	June 30, 2003	December 31, 2002
CURRENT ASSETS:
Cash and cash equivalents	$3,994	$3,651
Trade receivables, net of allowance of $744 and $602	14,647	12,686
Prepaid expenses and other assets, net	1,244	750
Inventories	21,641	20,038
Deferred tax assets	453	364

Total current assets	41,979	37,489

PROPERTY AND EQUIPMENT:
Land	865	865
Machinery and equipment	7,586	7,389
Surgical instruments	14,049	13,262
Furniture and fixtures	1,454	820
Facilities	7,470	5,340

Total property and equipment	31,424	27,676
Accumulated depreciation	(10,268)	(9,826)

Net property and equipment	21,156	17,850

OTHER ASSETS:
Product licenses and designs, net	329	363
Deferred financing costs, net	137	164
Investment in joint venture	70	86
Advances and deposits	368	7
Patents and trademarks, net	1,311	807

Total other assets	2,215	1,427

TOTAL ASSETS	$65,350	$56,766

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,890	$3,758
Income taxes payable	402	343
Current portion of long-term debt	538	353
Commissions payable	1,273	1,150
Royalties payable	635	491
Other liabilities	1,102	450

Total current liabilities	8,840	6,545

LONG-TERM LIABILITIES:
Deferred tax liabilities	2,335	1,882
Long-term debt, net of current portion	6,480	4,313

Total long-term liabilities	8,815	6,195

Total liabilities	17,655	12,740

SHAREHOLDERS’ EQUITY:
Common stock	110	109
Additional paid-in capital	20,827	20,370
Retained earnings	26,758	23,547

Total shareholders’ equity	47,695	44,026

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$65,350	$56,766

EXACTECH, INC.

CONDENSED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Periods Ended June 30,		Six Month Periods Ended June 30,
	2003	2002	2003	2002
NET SALES	$17,761	$14,980	$35,768	$28,735

COST OF GOODS SOLD	6,005	4,754	11,845	9,640

Gross profit	11,756	10,226	23,923	19,095

OPERATING EXPENSES:
Sales and marketing	5,222	4,698	10,660	8,588
General and administrative	1,802	1,564	3,854	2,706
Research and development	887	703	1,912	1,350
Depreciation and amortization	847	742	1,634	1,469
Royalties	624	501	1,264	1,030

Total operating expenses	9,382	8,208	19,324	15,143

INCOME FROM OPERATIONS	2,374	2,018	4,599	3,952

OTHER INCOME (EXPENSE):
Interest income	9	4	20	9
Litigation settlement, net of costs	250	(37)	500	(82)
Interest expense	(40)	(24)	(80)	(27)
Foreign currency exchange loss	(30)	(32)	(24)	(32)
Equity in net loss of joint venture	(6)	(3)	(16)	(17)

INCOME BEFORE INCOME TAXES	2,557	1,926	4,999	3,803

PROVISION FOR INCOME TAXES	924	725	1,788	1,401

NET INCOME	$1,633	$1,201	$3,211	$2,402

BASIC EARNINGS PER SHARE	$0.15	$0.11	$0.29	$0.22

DILUTED EARNINGS PER SHARE	$0.14	$0.11	$0.28	$0.22

SHARES—BASIC	10,966	10,752	10,949	10,704

SHARES—DILUTED	11,470	11,124	11,409	11,066